Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FOURTH QUARTER AND RECORD FULL YEAR 2004 RESULTS;

PROVIDES 2005 GUIDANCE

RADNOR, PA (Businesswire) February 9, 2005 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported fourth quarter 2004 net income of $8.6 million, or $0.46 per limited partner unit (basic and diluted), on revenues of $19.5 million, a 28 percent increase over fourth quarter 2003 net income of $6.7 million, or $0.37 per limited partner unit, on revenues of $16.3 million. The increase in net income was primarily attributable to increased coal royalty revenue resulting from increased tonnage mined on PVR’s properties and higher coal prices, partially offset by increased interest expense resulting from fees related to financing facilities obtained in preparation for a 2005 acquisition. Net cash provided by operating activities for the fourth quarter of 2004 was $16.1 million, up 24 percent from $13.0 million in the fourth quarter of 2003. Distributable cash flow, a non-GAAP measure, was $16.3 million in the fourth quarter of 2004 compared to $13.1 million in the same quarter of 2003. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

For the full-year 2004, PVR reported net income of $34.3 million, or $1.86 per limited partner unit, on revenues of $75.6 million, compared to net income of $22.7 million, or $1.24 per limited partner unit, on revenues of $55.6 million in 2003. The increase in net income was primarily attributable to increased coal royalty revenue resulting from increased tonnage mined on PVR’s properties and stronger market conditions for coal and the resulting higher coal prices. Net cash provided by operating activities during 2004 was $54.8 million, up 33 percent from $41.1 million during 2003. Distributable cash flow, a non-GAAP measure, was $55.5 million during 2004 compared to $41.5 million during 2003.

Cash Distribution

PVR will pay a $0.5625 per unit quarterly cash distribution (an annualized rate of $2.25) on February 14, 2005, to unit holders of record as of February 4, 2005.

Operations Review

Fourth quarter 2004 operating income was a record $11.2 million, or 42 percent higher than the $7.9 million reported in the fourth quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were $17.2 million in the fourth quarter of 2004, a 17 percent increase over $14.7 million in the fourth quarter of 2003, due primarily to higher royalties per ton. Average royalties per ton was a record $2.36 in the fourth quarter of 2004, a 16 percent increase over average royalties per ton of $2.03 in the fourth quarter of 2003. The increase in average royalties per ton was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases.

•	General and administrative expenses increased to $2.3 million in the fourth quarter of 2004 from $1.8 million in the fourth quarter of 2003. The increase was primarily attributable to additional consulting fees and payroll costs incurred to support PVR’s business development activities.

•	Non-cash depreciation, depletion and amortization (D,D&A) expense decreased to $4.2 million in the fourth quarter of 2004 from $4.6 million in the same quarter of last year, primarily as a result of a quarter-to-quarter decrease in production from PVR’s New Mexico property, which carries a higher D,D&A rate than other PVR properties.

Full-year 2004 operating income was a record $40.5 million, up 52 percent from $26.6 million reported for 2003, primarily due to the following reasons:

•	Coal royalty revenues were a record $69.6 million in 2004, a 38 percent increase over $50.3 million in 2003, due to increased tonnage mined by lessees on PVR’s properties and higher royalties per ton. Coal production in 2004 was a record 31.2 million tons, an increase of 18 percent from 26.5 million tons in 2003. A significant part of the increase in production was attributable to increased production from a longwall mining operation located on PVR’s Coal River property. Average royalties per ton increased to $2.23 in 2004 from $1.90 in 2003, a 17 percent increase, due primarily to stronger market conditions for coal and the resulting higher coal prices.

•	Coal services revenues increased 62 percent to $3.4 million in 2004 from $2.1 million in 2003 due primarily to the start-up of the West Coal River and Bull Creek coal loading facilities in July 2003 and February 2004, respectively.

•	Royalty expenses increased to $6.1 million in 2004 from $2.7 million in 2003 as a result of an increase in production by lessees on subleased properties, primarily on the Coal River property.

•	General and administrative expense was $8.3 million in 2004, an increase of 19 percent from $7.0 million in 2003. The increase was primarily due to additional consulting fees and payroll costs incurred to support PVR’s business development activities.

•	D,D&A expense increased to $18.6 million in 2004 from $16.6 million in 2003, primarily as a result of increased production and depreciation on the West Coal River and Bull Creek facilities which began start-up operations in July 2003 and February 2004, respectively.

Effective July 1, 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end-user coal handling facilities. The $28.4 million investment was funded through PVR’s revolving credit facility and is reported as an equity investment on the attached consolidated balance sheet. Equity earnings of $0.2 million for the fourth quarter and $0.4 million for the full year have been reported on the consolidated statements of income. In the fourth quarter of 2004, PVR received its first quarterly cash distribution from the joint venture in the amount of $1.0 million.

Capital Resources

As of December 31, 2004, PVR’s outstanding borrowings were $117.7 million, including $4.8 million of senior unsecured notes classified as current portion of long-term debt.

Net interest expense increased to $2.6 million in the fourth quarter of 2004 from $1.2 million for the same quarter of 2003, primarily due to bridge loan issue costs related to financing the anticipated acquisition of a natural gas gathering and processing business from Cantera Resources Holding LLC (Cantera). Full-year 2004 net interest expense increased to $6.2 million from $3.8 million in 2003 due to the bridge loan issue costs and higher debt levels resulting from the Massey joint venture investment in July 2004.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said, “PVR had an excellent year from both an operational and strategic perspective. During 2004, PVR’s unit price increased 52 percent. When combined with its distributions for 2004, PVR’s total return to unit holders was 58 percent. Distributions to unit holders were increased twice during 2004 by a total of 8.2 percent to an annualized rate of $2.25 per unit. The Partnership achieved new records in coal produced from its properties, revenues and cash flow.

Coal demand is strong in both the utility and metallurgical segments of the market, and conditions remain favorable for that trend to continue. The economy appears to be improving and the long-term coal supply contracts being signed at this time are at higher price levels than they have been in the last twenty years. As reflected in our guidance, we expect the performance of PVR’s coal land management business to continue to be strong in 2005.

For all the successes reflected in the financial and production results, it is on a strategic basis that the Partnership made the greatest strides during 2004. From its inception, PVR has sought to add fee-based assets to its portfolio. The coal handling joint venture with Massey provides one avenue for the fee-based growth.

Of even greater significance is the anticipated move into the midstream natural gas business. On November 23, 2004, PVR announced it had signed a definitive purchase agreement to acquire from Cantera a natural gas gathering and processing business with assets in Oklahoma and Texas for $191 million in cash. We anticipate closing in the first quarter of 2005. The new business segment for PVR will be called PVR Midstream LLC and is expected to generate $25 to $28 million in cash flow from operations in the first twelve months after closing.

We are very pleased to be taking this significant step into a complementary business. We expect PVR Midstream will use the Cantera assets and the strong, experienced operating team that manage those assets as a platform for future growth.”

Guidance for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the first quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes. Guidance provided herein does not include the acquisition of the natural gas midstream business from Cantera, and guidance will be updated upon closing of the acquisition, which is anticipated to occur in the first quarter of 2005.

Conference Call

A conference call and webcast, at which management will discuss 2004 results and the outlook for 2005, is scheduled for Thursday, February 10, 2005, at 1:00 p.m. EST. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-8289 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until February 11, 2005, at 11:59 p.m. EST by dialing 1-877-660-6853 and using replay passcodes: account number 1628 and conference number 133958. An on-demand replay of the call will also be available at PVR’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. With the anticipated acquisition of Cantera, PVR will also become active in the natural gas gathering and processing sector of the energy industry. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Forward-looking statements: Penn Virginia Resource Partners, L.P., is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: market factors, including the price of coal and its comparison to the price of natural gas and oil and projected supply and demand for coal; acquisitions and dispositions, including whether and when the Cantera acquisition occurs; expected commencement dates and projected quantities of future coal production, and cash flows generated, by lessees producing coal from reserves leased from PVR; costs and expenditures; potential malfunction and repair delays related to the Partnership’s coal infrastructure equipment and the coal mining and related equipment of its coal lessees; lessee delays or defaults in making royalty and other payments; coal handling joint venture operations; competition from other energy providers; the legislative or regulatory environment; and political and economic conditions, including the impact of potential terrorist acts. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues
Coal royalties	$17,248	$14,654	$69,643	$50,312
Coal services	777	588	3,391	2,111
Timber	203	191	702	1,020
Minimum rentals	752	685	757	1,720
Equity earnings	231	—	396	—
Other	327	190	741	479

	19,538	16,308	75,630	55,642

Expenses
Royalties	1,192	1,449	6,099	2,712
Operating	458	298	1,125	1,523
Taxes other than income	195	278	948	1,256
General and administrative	2,271	1,814	8,307	7,013
Depreciation, depletion and amortization	4,247	4,551	18,632	16,578

	8,363	8,390	35,111	29,082

Operating Income	11,175	7,918	40,519	26,560

Interest expense, net	(2,603)	(1,170)	(6,204)	(3,763)

Income before cumulative effect of change in accounting principle	8,572	6,748	34,315	22,797
Cumulative effect of change in accounting principle	—	—	—	(107)

Net income	$8,572	$6,748	$34,315	$22,690

Allocation of net income:
Net income	$8,572	$6,748	$34,315	$22,690
Less: General partner’s interest in net income	171	135	686	454

Limited partners’ interest in net income	$8,401	$6,613	$33,629	$22,236

Basic and diluted net income per limited partner unit:
Common	$0.46	$0.37	$1.86	$1.24
Subordinated	$0.46	$0.37	$1.86	$1.24

Weighted average units outstanding:
Common	11,700	10,373	10,739	10,291
Subordinated	6,375	7,650	7,331	7,650

Other data:
Coal royalty tons (in thousands)	7,316	7,211	31,181	26,463
Average gross coal royalty per ton	$2.36	$2.03	$2.23	$1.90

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash	$20,997	$9,066
Other current assets	9,209	7,676

Total current assets	30,206	16,742
Property and equipment, net	221,615	238,146
Equity investments	27,881	—
Other long-term assets	4,733	5,004

Total assets	$284,435	$259,892

Liabilities and Partners’ Capital
Current portion of long-term debt	$4,800	$1,500
Other current liabilities	5,196	5,485

Total current liabilities	9,996	6,985
Other long-term liabilities	11,529	8,821
Long-term debt	112,926	90,286
Partners’ capital	149,984	153,800

Total liabilities and partners’ capital	$284,435	$259,892

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating Activities
Net income	$8,572	$6,748	$34,315	$22,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,247	4,551	18,632	16,578
Gain on sale of property and equipment	(196)	—	(233)	(5)
Noncash interest expense	1,300	125	1,678	520
Equity earnings, net of distributions	726	—	561	—
Cumulative effect of change in accounting principle	—	—	—	107
Changes in operating assets and liabilities	1,410	1,564	(171)	1,187

Net cash provided by operating activities	16,059	12,988	54,782	41,077

Investing Activities
Payments received on long-term notes	219	149	767	530
Proceeds from sale of property and equipment	300	—	337	50
Acquisitions	—	—	(28,442)	—
Capital expenditures	(149)	(1,854)	(1,088)	(5,291)

Net cash used in investing activities	370	(1,705)	(28,426)	(4,711)

Financing Activities
Payments for debt issuance costs	(1,234)	(723)	(1,234)	(2,142)
Proceeds from borrowings, net	—	—	26,000	1,613
Proceeds from issuance of partners’ capital	—	16	—	317
Distributions to partners	(9,962)	(9,563)	(39,191)	(36,708)

Net cash provided by (used in) financing activities	(11,196)	(10,270)	(14,425)	(36,920)

Net increase (decrease) in cash and cash equivalents	5,233	1,013	11,931	(554)
Cash and cash equivalents-beginning balance	15,764	8,053	9,066	9,620

Cash and cash equivalents-ending balance	$20,997	$9,066	$20,997	$9,066

Noncash Investing and Financing Activities
Issuance of partners’ capital for acquisition	$—	$—	$1,060	$4,969

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distrubitable cash flow”
Net cash provided by operating activities	$16,059	$12,988	$54,782	$41,077
Payments received on long-term notes	219	149	767	530
Other property and equipment expenditures	(20)	(38)	(70)	(119)

Distributable cash flow (see Note 1 below)	$16,258	$13,099	$55,479	$41,488

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “EBITDA”
Net cash provided by operating activities	$16,059	$12,988	$54,782	$41,077
Changes in operating assets and liabilities	(1,410)	(1,564)	171	(1,187)
Gain on sale of property and equipment	196	—	233	5
Non-cash interest expense	(1,300)	(125)	(1,678)	(520)
Equity earnings	(726)	—	(561)	—
Interest (income) expense, net	2,603	1,170	6,204	3,763

EBITDA (see Note 2 below)	$15,422	$12,469	$59,151	$43,138

Reconciliation of GAAP “Income before cumulative effect of change in accounting principle” to Non-GAAP “EBITDA”
Income before cumulative effect of change in accounting principle	$8,572	$6,748	$34,315	$22,797
Interest (income) expense, net	2,603	1,170	6,204	3,763
Depreciation, depletion and amortization	4,247	4,551	18,632	16,578

EBITDA (see Note 2 below)	$15,422	$12,469	$59,151	$43,138

Note 1 -	Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity
Note 2 -	EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the first quarter and full year 2005.

	Actual		Guidance
	Fourth Quarter 2004	Full Year 2004	First Quarter 2005			Full Year 2005
Coal royalty tons	7.3	31.2	6.9	-	7.6	28.9	-	31.9

Revenues:
Coal royalties	$17.2	$69.6	$16.3	-	18.1	$68.1	-	75.3
Coal services	0.8	3.4	1.1	-	1.2	3.9	-	4.3
Timber and other	1.3	2.2	0.4	-	0.6	2.7	-	3.2
Equity earnings (a)	0.2	0.4	0.2	-	0.3	0.9	-	1.0

Expenses:
Royalty (b)	1.2	6.1	0.3	-	0.5	2.4	-	3.2
Operating	0.5	1.1	0.2	-	0.3	1.2	-	1.6
Taxes other than income	0.2	0.9	0.2	-	0.3	1.0	-	1.1
General and administrative	2.3	8.3	2.3	-	2.6	9.2	-	9.9
Depreciation, depletion and amortization	4.2	18.6	4.3	-	4.7	17.7	-	19.5
Interest expense:
Average long-term debt outstanding	$117.9	$104.0	$115.0	-	119.7	$113.5	-	118.1
Net interest rate assumed	5%	5%	6%			6 - 7%

Capital expenditures (a)	$0.1	$29.5	$0.0	-	0.1	$0.2	-	0.3

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a) -	Equity earnings includes results of operations from joint venture with Massey Energy Company, and capital expenditures includes $28.4 million initial investment in the joint venture.
(b) -	Tonnage mined on subleased property is expected to decline in 2005 from 2004, resulting in lower estimated royalty expense guidance in 2005.